EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2024 Third Quarter Results

STAMFORD, Conn., July 31, 2024 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2024 third quarter, the three month period ended June 30, 2024.

Three Months Ended June 30, 2024 Compared to the Three Months Ended June 30, 2023
For the fiscal 2024 third quarter, Star reported a 10.5 percent increase in total revenue to $331.6 million compared with $300.1 million in the prior-year period, reflecting higher volumes sold and an increase in selling prices for petroleum products. The volume of home heating oil and propane sold during the fiscal 2024 third quarter rose by 7.6 million gallons, or 25.3 percent, to 37.7 million gallons, as the additional volume provided from acquisitions and other factors was only slightly offset by the impact of net customer attrition. Temperatures in Star's geographic areas of operation for the three months ended June 30, 2024 were 0.5 percent colder than the three months ended June 30, 2023 but 17.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net loss decreased by $12.9 million in the quarter, to $11.0 million, as an $18.9 million decrease in Adjusted EBITDA loss and a $0.7 million decrease in interest expense, was partially offset by a $5.1 million decrease in income tax benefit and an unfavorable change in the fair value of derivative instruments of $2.0 million.

The Company reported a third quarter Adjusted EBITDA loss (a non-GAAP measure defined below) of $4.1 million, versus a $22.9 million Adjusted EBITDA loss in the prior-year period, reflecting higher home heating oil and propane per-gallon margins, a 25.3 percent increase in the volume of home heating oil and propane sold, an increase in service and installation profitability and additional EBITDA from acquisitions that more than offset an increase in operating expenses.

“As the summer progresses, we continue to post solid results, benefitting from both higher volumes and improved per gallon gross margins in the recent quarter versus fiscal 2023,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “In addition, I am pleased to announce that we have entered into a definitive agreement to purchase a very high quality fuel oil dealer for approximately $35 million before working capital adjustments. The business, which is expected to deliver nineteen million gallons of heating oil annually, is located within our existing operating footprint, and we anticipate closing on the transaction in the fourth quarter. Our net attrition for the quarter remained stable – and was down slightly year-over-year – reflecting our ongoing focus on excellent customer service and strategies to elevate retention rates going forward. Given our investments in our operations and our people, we look forward to the return of winter over the coming months.”

Nine Months Ended June 30, 2024 Compared to the Nine Months Ended June 30, 2023
For the nine months ended June 30, 2024, Star reported a 9.5 percent decrease in total revenue to $1.5 billion compared with $1.7 billion in the prior-year period, reflecting a decrease in total volume sold and a decline in selling prices in response to lower wholesale product costs. The volume of home heating oil and propane sold during the first nine months of fiscal 2024 decreased by 5.5 million gallons, or 2.3 percent, to 234.9 million gallons as the additional volume provided from acquisitions and other factors was more than offset by net customer attrition. Temperatures in Star’s geographic areas of operation fiscal year-to-date were less than 0.1 percent warmer than during the prior-year period but 15.1 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income increased by $18.6 million for the first nine months of fiscal 2024, to $70.3 million, primarily due to $13.0 million higher Adjusted EBITDA, a favorable change in the fair value of derivative instruments of $11.4 million and a $2.9 million decrease in interest expense that was partially offset by an $8.5 million increase in the income tax expense and a $0.3 million rise in depreciation and amortization expenses.

Year-to-date Adjusted EBITDA increased by $13.0 million, to $141.3 million, compared to the prior-year period as an increase in home heating oil and propane per-gallon margins, an increase in service and installation profitability and the additional EBITDA from acquisitions more than offset the 5.5 million gallon decrease in home heating oil and propane volumes and a $5.0 million reduction in the Company’s weather hedge benefit.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions, capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations, as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, August 1, 2024. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the impact of geopolitical events on wholesale product cost volatility, the price and supply of the products that we sell, our ability to purchase sufficient quantities of product to meet our customer’s needs, rapid increases in levels of inflation, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, the effect of weather conditions on our financial performance, our ability to obtain new customers and retain existing customers, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions and electrification of heating systems, global health pandemics, recessionary economic conditions, future union relations and the outcome of current and future union negotiations, the impact of current and future governmental regulations, including climate change, environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counterparty credit worthiness, marketing plans, cyber-attacks, global supply chain issues, labor shortages and new technology, including alternative methods for heating and cooling residences. All statements other than statements of historical facts included in this Report including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere herein, are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate,” and similar expressions are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2023. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2024	2023
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$45,701	$45,191
Receivables, net of allowance of $10,028 and $8,375, respectively	128,565	114,079
Inventories	40,911	56,463
Fair asset value of derivative instruments	—	10,660
Prepaid expenses and other current assets	28,571	28,308
Total current assets	243,748	254,701
Property and equipment, net	104,457	105,404
Operating lease right-of-use assets	85,452	90,643
Goodwill	268,360	262,103
Intangibles, net	77,508	76,306
Restricted cash	250	250
Captive insurance collateral	73,698	70,717
Deferred charges and other assets, net	12,043	15,354
Total assets	$865,516	$875,478
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$29,700	$35,609
Revolving credit facility borrowings	4,396	240
Fair liability value of derivative instruments	2,744	118
Current maturities of long-term debt	16,500	20,500
Current portion of operating lease liabilities	17,968	18,085
Accrued expenses and other current liabilities	132,274	115,606
Unearned service contract revenue	65,141	63,215
Customer credit balances	62,375	111,508
Total current liabilities	331,098	364,881
Long-term debt	115,117	127,327
Long-term operating lease liabilities	72,147	77,600
Deferred tax liabilities, net	23,582	25,771
Other long-term liabilities	16,019	16,175
Partners' capital
Common unitholders	324,857	281,862
General partner	(5,019)	(4,615)
Accumulated other comprehensive loss, net of taxes	(12,285)	(13,523)
Total partners' capital	307,553	263,724
Total liabilities and partners' capital	$865,516	$875,478

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2024	2023	2024	2023

Sales:
Product	$249,001	$223,565	$1,292,849	$1,462,706
Installations and services	82,639	76,556	232,919	223,219
Total sales	331,640	300,121	1,525,768	1,685,925
Cost and expenses:
Cost of product	174,285	169,097	867,017	1,054,457
Cost of installations and services	69,108	66,596	214,807	211,450
(Increase) decrease in the fair value of derivative instruments	984	(1,036)	8,262	19,622
Delivery and branch expenses	86,540	83,075	284,989	276,953
Depreciation and amortization expenses	7,243	7,684	23,377	23,147
General and administrative expenses	7,423	6,065	21,331	19,619
Finance charge income	(1,652)	(1,774)	(3,676)	(4,857)
Operating income (loss)	(12,291)	(29,586)	109,661	85,534
Interest expense, net	(2,663)	(3,365)	(9,719)	(12,602)
Amortization of debt issuance costs	(247)	(245)	(746)	(832)
Income (loss) before income taxes	$(15,201)	$(33,196)	$99,196	$72,100
Income tax expense (benefit)	(4,157)	(9,290)	28,887	20,426
Net income (loss)	$(11,044)	$(23,906)	$70,309	$51,674
General Partner's interest in net income (loss)	(101)	(216)	637	468
Limited Partners' interest in net income (loss)	$(10,943)	$(23,690)	$69,672	$51,206

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.31)	$(0.67)	$1.96	$1.43
Dilutive impact of theoretical distribution of earnings	—	—	0.30	0.20
Basic and diluted income (loss) per Limited Partner Unit:	$(0.31)	$(0.67)	$1.66	$1.23

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	35,274	35,603	35,470	35,725

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,
(in thousands)	2024	2023
Net loss	$(11,044)	$(23,906)
Plus:
Income tax benefit	(4,157)	(9,290)
Amortization of debt issuance costs	247	245
Interest expense, net	2,663	3,365
Depreciation and amortization	7,243	7,684
EBITDA	(5,048)	(21,902)
(Increase) / decrease in the fair value of derivative instruments	984	(1,036)
Adjusted EBITDA	(4,064)	(22,938)
Add / (subtract)
Income tax benefit	4,157	9,290
Interest expense, net	(2,663)	(3,365)
Provision for losses on accounts receivable	3,273	3,742
Decrease in accounts receivables	66,478	116,224
Decrease in inventories	22,382	18,142
Increase in customer credit balances	11,099	26,283
Change in deferred taxes	261	2,095
Change in other operating assets and liabilities	(23,377)	(32,925)
Net cash provided by operating activities	$77,546	$116,548
Net cash used in investing activities	$(1,984)	$(1,481)
Net cash used in financing activities	$(41,924)	$(80,006)

Home heating oil and propane gallons sold	37,700	30,100
Other petroleum products	32,900	35,900
Total all products	70,600	66,000

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Nine Months Ended June 30,
(in thousands)	2024	2023
Net income	$70,309	$51,674
Plus:
Income tax expense	28,887	20,426
Amortization of debt issuance costs	746	832
Interest expense, net	9,719	12,602
Depreciation and amortization	23,377	23,147
EBITDA	133,038	108,681
(Increase) / decrease in the fair value of derivative instruments	8,262	19,622
Adjusted EBITDA	141,300	128,303
Add / (subtract)
Income tax expense	(28,887)	(20,426)
Interest expense, net	(9,719)	(12,602)
Provision for losses on accounts receivable	6,945	8,510
Increase in accounts receivables	(21,231)	(8,540)
Decrease in inventories	16,909	29,751
Decrease in customer credit balances	(50,516)	(15,485)
Change in deferred taxes	(2,495)	(10,284)
Change in other operating assets and liabilities	20,061	3,488
Net cash provided by operating activities	$72,367	$102,715
Net cash used in investing activities	$(31,201)	$(5,580)
Net cash used in financing activities	$(40,656)	$(54,609)

Home heating oil and propane gallons sold	234,900	240,400
Other petroleum products	95,400	104,700
Total all products	330,300	345,100

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com